Exhibit 10.7

global blood therapeutics, INC.
AMENDED AND RESTATED U.S. CASH INCENTIVE BONUS PLAN

1.
Purpose

This Amended and Restated U.S. Cash Incentive Bonus Plan (the “Plan”) is intended to provide an annual incentive for superior work and to help motivate eligible U.S. employees of Global Blood Therapeutics, Inc. (the “Company”) toward even higher achievement and business results, to further tie their goals and interests to those of the Company and its stockholders and to help enable the Company to attract and retain highly qualified employees. This Plan is intended to cover eligible U.S. employees of the Company

2.
Participants

Except as provided in the remainder of this paragraph, each full-time and part-time U.S. employee of the Company who is employed for more than 30 hours a week and employed on the last day of the applicable Plan Year (except as specifically provided in Section 7) whose employment start date is before October 1st of the applicable Plan Year may participate in the Plan (each, a “Participant”). Temporary employees are not eligible to participate in the Plan, and sales employees who are eligible to participate in sales incentive compensation plans of the Company are not eligible to participate in the Plan.

3.
Plan Year

The “Plan Year” is the calendar year.

4.
Target Bonus and Weighting Percentages

“Target Bonus Percentage” levels are the percentages of base salary that are generally expected to apply for bonuses under the Plan for any Plan Year at the position levels below. Target Bonus Percentage levels may vary from Plan Year to Plan Year and between positions. “Weighting Percentage” are the allocation between corporate and individual performance goals under the Plan for any Plan Year at the position levels below. Weighting Percentage by level may vary from Plan Year to Plan Year and between position. However, as a general guideline, the Target Bonus Percentage levels and the Weighting Percentage allocations, which will typically be assigned to various categories of employees for all roles except the Access Navigator roles which are listed separately in the second table below (and vary depending on responsibility level within each category), are as follows:

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Level	Position Level	Target Bonus Percentage	Weighting Percentage (Corp./ Indiv.)
15	CEO	70%	100 / 0
14	EVP/C-Suite	50%	80 / 20
13	SVP (Section 16 or SMT)	45%	80 / 20
12	SVP	40%	60 / 40
11	VP	35%	60 / 40
10	Executive Director	32%	50 / 50
9	Senior Director / Sr. Principal Scientist	28%	50 / 50
8	Director / Principal Scientist	23%	40 / 60
7	Associate Director / Staff Scientist	20%	25 / 75
6	Sr. Manager / Sr. Scientist	18%	25 / 75
5	Manager / Scientist 2	15%	25 / 75
4	Associate Scientist / Scientist 1	12%	25 / 75
3	Analyst / Executive Assistant / Sr. Research Associate	12%	25 / 75
2	Sr. Administrative Assistant / Research Associate / Coordinator	10%	25 / 75
1	Support	10%	25 / 75

Level	Position Level (Access Navigator roles)	Target Bonus Percentage	Weighting Percentage (Corp./ Indiv.)
11	VP	35%	60 / 40
10	Executive Director	32%	50 / 50
9	Senior Director / Sr. Zone Access Navigator Director	28%	50 / 50
8	Zone Access Navigator Director	25%	40 / 60
6 / 7	Regional Access Navigator Lead / Sr. Regional Access Navigator Director	22%	25 / 75
4 / 5	Access Navigator / Sr. Access Navigator	18%	25 / 75

If a Participant moves to a higher Target Bonus Percentage level during the Plan Year, that Participant’s Target Bonus Percentage will be reset at the higher level (and with the corresponding Weighting Percentage allocation) for the entire Plan Year. If a Participant moves to a lower Target Bonus Percentage level during the Plan Year, that Participant’s Target Bonus Percentage will be reset at the lower level (and with the corresponding Weighting Percentage allocation) for the entire Plan Year.

Target Bonus Percentage levels may be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) (or its delegate, as applicable) in its sole discretion. For each Participant, the Compensation Committee (or its delegate, as applicable) shall have the authority to apportion the target award so that a portion of

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the target award shall be tied to attainment of corporate performance goals and a portion of the target award shall be tied to attainment of individual performance goals, in accordance with Weighting Percentage allocation above.

5.
Administration

The Plan will be administered by the Compensation Committee, in its sole discretion, or, to the extent delegated by the Compensation Committee, a committee consisting of the Company’s Chief Executive Officer and at least one other executive officer of the Company for Participants except (i) those at or above the level of Vice President who report directly to the Company’s Chief Executive Officer or (ii) any “officers” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 promulgated thereunder.

6.
Bonus Determinations
a.
Corporate Performance Goals. A Participant may receive a bonus payment under the Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”).
b.
Calculation of Corporate Performance Goals. Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the Plan Year and that is consistently applied with respect to a Corporate Performance Goal for the relevant Plan Year.
c.
Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (100% attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.
d.
Bonus Requirements. Except as otherwise set forth in this Section 6(d): (i) any bonuses paid to Participants under the Plan shall be based upon (A) objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals and/or (B) the Participant’s contribution to the Company’s success and his/her success in achieving his/her individual objectives for the Plan Year, (ii) bonus formulas for Participants shall be adopted for each Plan Year by the Compensation Committee (or its delegate, as applicable) and communicated to each Participant at the beginning of each Plan Year and (iii) no bonuses shall be paid to Participants unless and until the Compensation Committee (or its delegate, as applicable) makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals and/or individual objectives. If an employee who becomes a Participant during a Plan Year was not employed for the entire Plan Year, the Compensation Committee (or its delegate, if applicable) may prorate the bonus based on the number of days employed during the Plan Year. In addition, a Participant who is on a leave of absence during the Plan Year may be eligible for a prorated bonus amount provided that he or she has been actively employed by the Company during the Plan Year, has attained the applicable Corporate Performance Goals and/or individual objectives, as determined by the Compensation Committee, and is an active employee of the Company when bonuses are

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paid (except as specifically provided in Section 7). Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Plan in its sole discretion.
7.
Termination of Employment; Death; Disability

No bonus will be paid to any employee whose employment is terminated prior to the date the bonus is actually paid by the Company, except if such termination is due to death or disability (as determined by Compensation Committee (or its delegate, as applicable)), unless otherwise specifically agreed by the Compensation Committee (or its delegate, as applicable).

If the Participant’s employment with the Company terminates by reason of the Participant’s disability or death during the Plan Year, the Participant or the Participant’s legal representative, as applicable, will be paid a bonus in cash (if and to the extent earned) based upon actual base salary of the Participant from the beginning of the Plan Year through the date of disability, or death, as applicable. Any such bonus will be paid at the same time at which all other Participants receive their bonuses for the Plan Year, but in no event later than 2 ½ months following the end of the Plan Year in which the death or disability, as applicable, occurs.

8.
Payment of Awards

Awards for any Plan Year will be paid in cash to a Participant or the Participant’s legal representative, as applicable, no later than 2 ½ months following the end of applicable Plan Year. Benefits under the Plan are not transferable, and the Plan is unfunded.

9.
Withholding of Taxes

Bonuses will be subject to income tax, if applicable, and employment tax withholding and contributions as required by all applicable laws.

10.
Plan Amendments and Termination.

The Plan may be revised, modified, or terminated at any time in the sole discretion of the Compensation Committee or the Board.

Adopted: January 6, 2016
Amended effective: January 7, 2020

Amended effective: January 1, 2021

Amended effective: January 1, 2022

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